Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "PROMETHEUS, INC.", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF SEPTEMBER, A.D. 2017, AT 5:54 O`CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

6547891 8100
SR# 20176214348

Authentication: 203244861
Date: 09-18-17

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:54 PM 09/18/2017
FILED 05:54 PM 09/18/2017
SR 20176214348 - File Number 6547891

CERTIFICATE OF INCORPORATION

OF

PROMETHEUM, INC.

The undersigned, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "DGCL"), hereby certifies that:

ARTICLE I

Name

The name of the corporation is Prometheum, Inc. (the "Corporation").

ARTICLE II

Registered Office

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

Purposes

The nature of the business and the purposes to be conducted and promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

Capital Stock

1. Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is 110,000 shares consisting of 100,000 shares of common stock, par value $.001 per share (the "Common Stock") and 10,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock").

2. Powers, Preferences, Rights and Restrictions of Preferred Stock.

(a) The board of directors of the Corporation (the "Board of Directors") is expressly authorized to provide for the issuance of the shares of Preferred Stock in one or more

series, and, by filing a certificate of designation pursuant to the DGCL (a "Certificate of Designation"), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase (but not above the total number of authorized shares of Preferred Stock authorized) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock or any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation designating a series of Preferred Stock.

(b) Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this ARTICLE IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

ARTICLE V

Incorporator

The name and the mailing address of the incorporator are as follows:

NAME	MAILING ADDRESS
Aaron L. Kaplan, Esq.	Gusrae Kaplan Nusbaum PLLC 120 Wall Street, 25th Floor New York, NY 10005

ARTICLE VI

Existence

The Corporation is to have perpetual existence.

ARTICLE VII

Indemnification of Directors; Limitation of Liability

1. Indemnification. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether

criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. The indemnification provided by this provision shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person.

2. Limitation of Liability. To the fullest extent permitted by law, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

3. Repeal or Amendment. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, before such amendment, repeal or adoption of an inconsistent provision."

ARTICLE VIII

Bylaws

In furtherance and not in limitation of the powers conferred upon the stockholders by the DGCL, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation (the "Bylaws") without any action on the party of the stockholders, provided, however, that any Bylaws made by the Board of Directors may be amended, altered or repealed by the stockholders. The Bylaws may only be amended, altered or repealed by the stockholders at an annual or special meeting of the stockholders the notice for which designates that an amendment, alteration or repeal of one or more of such sections is to be considered and then only by an affirmative vote of a majority in interest of the stockholders entitled to vote upon such amendment or repeal, voting as a single class.

ARTICLE IX

Exclusive Jurisdiction for Certain Actions

1. Exclusive Forum. Unless the Board of Directors or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Certificate of Incorporation and the bylaws of the Corporation, to the selection of an alternate forum, the Court

of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the bylaws of the Corporation or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a "Covered Proceeding").

2. Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (a) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a "Foreign Action") in the name of any person or entity (a "Claiming Party") without the prior approval of the Board of Directors or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (a) above (an "Enforcement Action") and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party's counsel in the Foreign Action as agent for such Claiming Party.

3. Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.

ARTICLE X

Corporate Opportunity

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, an Excluded Opportunity. An "Excluded Opportunity" is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries (collectively, "Covered Persons"), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person's capacity as a director of the Corporation.

ARTICLE XI

Severability

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Signed at New York, NY on September 18, 2017

/s/ Aaron L. Kaplan
Aaron L. Kaplan, Incorporator